Exhibit 10.1
SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) effective as of May 4, 2022 (the “Effective Date”), is between Investors Title Insurance Company, a North Carolina corporation (the “Company”), and J. Allen Fine (“Executive”). The Executive and the Company may be referred to individuals as a “party” or collectively as the “parties.”
RECITALS:
WHEREAS, Executive is presently the Chief Executive Officer of the Company and has made and is expected to continue to make major contributions to the profitability, growth and financial strength of the Company;
WHEREAS, the Company desired to secure the services of the Executive for the future;
WHEREAS, the parties hereto previously entered into that certain Amended and Restated Employment Agreement, effective as of January 1, 2009 (the “Existing Employment Agreement”);
WHEREAS, pursuant to Section 17 of the Existing Employment Agreement, the Existing Employment Agreement may be amended by the parties hereto; and
WHEREAS, the parties hereto deem it appropriate to amend and restate the Existing Employment Agreement;
NOW, THEREFORE, in consideration of the mutual covenants contained herein the parties hereto agree as follows:
1.Employment. The Company shall continue to employ Executive, and Executive accepts continued employment with the Company, upon the terms and conditions set forth in this Agreement. The term of this Agreement shall be for an indefinite period and shall continue until terminated by either party as provided in Section 4 hereof (the “Employment Period”).
2.Position and Duties.
(a)During the Employment Period, Executive shall serve as the Chief Executive Officer of the Company or in such other similar position as the Executive and the Board of Directors of the Company (referred to herein as either the “Board” or the “Board of Directors”) shall agree upon and, subject to the management of the business and affairs of the Company at the direction of the Board of Directors of the Company, shall have the normal duties, responsibilities and authority of an executive serving in such position.
(b)Executive shall report to the Board of Directors.
(c)During the Employment Period, Executive shall devote his best efforts and his full business time and attention (except for participation in charitable and civic endeavors and management of Executive’s personal investments and business interests, provided such activities do not have more than a de minimis effect on Executive’s performance of his duties under this Agreement) to the business and affairs of the Company, its parent, subsidiaries and affiliates. Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.
(d)Executive shall perform his duties and responsibilities principally in the Chapel Hill, North Carolina area and shall not be required to travel outside that area any more extensively than Executive has done in the recent past in the ordinary course of the business of the Company.

3.Compensation and Benefits.
(a)Salary. The Company agrees to pay Executive a salary during the Employment Period in installments based on the Company’s practices as may be in effect from time to time. Executive’s initial salary shall be at the rate of Five Hundred Forty One Thousand and No/100 Dollars ($541,000) per year, as may be increased from time to time (the “Base Salary”), provided, however, that if there is a Change in Control (as hereafter defined) during the Employment Period, the Executive’s Base Salary as then in effect shall double effective on the effective date of the closing of the transaction that constitutes a Change in Control. Executive’s Base Salary shall be reviewed by the Compensation Committee of the Board (the “Compensation Committee”) and shall be increased, but not decreased, from time to time at least in an amount as shall be substantially consistent with increases in base salary generally awarded in the ordinary course of business to other peer executives of the Company and its affiliated companies. As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.
(b)Bonuses. Executive will be entitled to such cash bonuses as the Board may determine, in its sole discretion, from time to time (“Annual Bonus Compensation”). Any Annual Bonus Compensation payable hereunder shall be paid no later than March 15 of the calendar year following the calendar year in which such cash bonus shall cease to be subject to a substantial risk of forfeiture under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, in the event of a Change in Control during the Employment Period, the Company shall pay to Executive a Change in Control Bonus (“CIC Bonus”) in an amount that is the sum of an amount that is equal to three (3) times the amount of the highest rate of Base Salary Executive has received during Executive’s employment with the Company (excluding for this purpose the doubling of Base Salary upon a Change in Control as described in Section 3(a)), plus an amount equal to three (3) times the average of the three highest years of Annual Bonus Compensation Executive has received under this Section 3(b), with such CIC Bonus to be paid in one lump sum on the effective date of the closing of the transaction that constitutes a Change in Control.
(c)Expense Reimbursement. The Company shall reimburse Executive for all reasonable expenses incurred by Executive during the Employment Period in the course of performing his duties under this Agreement that are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements applicable generally with respect to reporting and documentation of such expenses.
(d)Supplemental Retirement Cash Payment. During the portion of the Employment Period following December 31, 2021, on an annual basis (and in no event later than March 15 of each calendar year), the Company shall make a cash payment equal to the amount that the Company would have contributed to such Executive’s account under the Section 401(k) Plan as Non-Elective Company Contributions during such calendar year if Non-Elective Company Contributions to the Section 401(k) Plan for such calendar year had not been limited by Code Sections 401(a)(17), 401(k)(3), 401(m), 402(g), and 415(c) less the Non-Elective Company Contributions actually contributed to such Executive’s account under the Section 401(k) Plan during such calendar year. Such amounts shall constitute Compensation within the meaning of the Investors Title Insurance Company Nonqualified Deferred Compensation Plan.
(e)Compensation for Serving on Board. Executive shall be entitled to no extra compensation for serving on the Company’s or its affiliated companies’ Boards of Directors.
(f)Vacation and Sick Leave. Executive shall be entitled annually to thirty (30) days of paid vacation and to unlimited sick leave, provided the Employment Period is subject to termination for Disability as provided under Section 4(b). Executive may carry over any unused but accrued vacation leave from year-to-year, provided, however, that Executive shall not be compensated for any unused vacation leave.
(g)Other Benefits. Executive shall be entitled during the Employment Period to participate, on the same basis as other executives of the Company, in such other benefits for which substantially all of the executives of the Company are from time to time generally eligible, as determined from time to time by the Board.

4.Employment Period.
(a)The Employment Period shall continue until terminated as provided in subsection (b) below. Notwithstanding anything herein to the contrary, whether a termination of employment has occurred for purposes of any deferred compensation payable hereunder and subject to Code Section 409A shall be determined in a manner consistent with Section 409A of the Internal Revenue Code of 1986, as amended (referred to herein as either the “Code” or the “Internal Revenue Code”) and the Company’s 409A Policy, if any.
(b)The Employment Period shall end upon the first to occur of any of the following events:
(i)Executive’s death;
(ii)the Company’s termination of Executive’s employment on account of Executive’s Disability, as defined below (“Termination for Disability”);
(iii)the Company’s termination of Executive’s employment for Cause (“Termination for Cause”);
(iv)the Company’s termination of Executive’s employment other than pursuant to subsections (b)(ii) or (iii) above (“Termination without Cause”) by means of advance written notice of at least sixty (60) days;
(v)Executive’s termination of Executive’s employment for Good Reason by means of advance written notice as described in Section 4(d) (“Termination by Executive for Good Reason”);
(vi)Executive’s retirement at any time following his 70th birthday, upon written notice to the Company of at least six (6) months (“Retirement”);
(vii)Executive’s voluntary termination of his employment within thirty (30) days following a Change in Control by written notice to the Company.
(c)For purposes of this Agreement, “Cause” shall mean:
(i)the Executive’s conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude;
(ii)the commission by Executive of a fraud against the Company or any of its parent, subsidiaries or affiliates for which he is convicted;
(iii)gross negligence or willful misconduct by Executive with respect to the Company or any of its parent, subsidiaries or affiliates which causes material detriment to the Company or any of its parent, subsidiaries or affiliates;
(iv)the falsification or manipulation of any records of the Company or any of its parent, subsidiaries or affiliates;
(v)repudiation of this Agreement by Executive or Executive’s abandonment of employment with the Company or any of its parent, subsidiaries or affiliates;
(vi)breach by Executive of any of the provisions set forth in Sections 6, 7 or 8 hereof prior to the end of the Employment Period;
(vii)failure or refusal of Executive to perform his duties with the Company or any of its parent, subsidiaries or affiliates or to implement or follow the policies or directions of the Board within thirty (30) days after a written demand for performance is delivered to Executive by the Board that specifically identifies the manner in which the Board believes that Executive has not performed his duties or failed to implement or follow the policies or directions of the Board.

(d) For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Period without the Executive's written consent:
(i)a material reduction in the Executive's Base Salary;
(ii)a relocation of the Executive's principal place of employment by more than fifty (50) miles;
(iii)any material breach by the Company of any material provision of this Agreement;
(iv)the Company's failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law;
(v)a material, adverse change in the Executive's title, authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law); or
(vi)a material adverse change in the reporting structure applicable to the Executive.
The Executive cannot terminate employment for Good Reason unless the Executive has provided written notice to the Board of the existence of the circumstances providing grounds for termination for Good Reason within ninety (90) days of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate employment for Good Reason within thirty (30) days of written notice to the Board, then the Executive will be deemed to have waived the right to terminate for Good Reason with respect to such grounds.
(e)For purposes of this Agreement, “Change in Control” shall be deemed to have occurred upon the occurrence of any of the following events:
(A)Any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than Executive or his affiliates or immediate family members, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company, or its parent, Investors Title Company, representing 50% or more of the combined voting power of the Company’s or Investors Title Company’s outstanding securities then entitled ordinarily (and apart from rights accruing under special circumstances) to vote for the election of directors; or
(B)Individuals who are “Continuing Directors” (as hereinafter defined) of Investors Title Company cease for any reason to constitute at least a majority of its Board of Directors; or
(C)A sale of more than 50% of the assets (measured in terms of monetary value) of the Company or Investors Title Company is consummated; or
(D)Any merger, consolidation, or like business combination or reorganization of the Company or Investors Title Company is consummated that results in the occurrence of any event described in subparagraph (A), (B) or (C) above.
(f)For purposes of this Agreement, “Continuing Directors” shall mean:
(A)the directors of Investors Title Company in office on the date of this Agreement; or

(B)any successor to any such director (and any additional director) who after the date of this Agreement (i) was nominated or selected by a majority of the Continuing Directors in the office at the time of his or her nomination or selection and (ii) who is not an “affiliate” or “associate” (as defined in Regulation 12B under the Exchange Act) of any person who is the beneficial owner, directly or indirectly, of securities representing 50% or more of the combined voting power of the Company’s outstanding securities then entitled ordinarily to vote for the election of directors.
(g)For purposes of this Agreement, “Disability” shall mean: the Executive's inability, due to physical or mental incapacity, to perform the essential functions of the Executive's job, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period; provided, however, in the event that the Company temporarily replaces the Executive, or transfers the Executive's duties or responsibilities to another individual on account of the Executive's inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a Disability, then the Executive's employment shall not be deemed terminated by the Company and the Executive shall not be able to resign with Good Reason as a result thereof. Any question as to the existence of the Executive's Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.
5.Post-Employment Period Payments.
(a)General Termination of Employment. If the Employment Period ends pursuant to Section 4 hereof for any reason, Executive shall cease to have any rights to Base Salary, equity grants, expense reimbursements or other compensation or benefits other than: (i) any Base Salary which has accrued but is unpaid, a prorated Annual Bonus Compensation for the year of termination that is calculated based on Executive’s pro rata share of the average of the of the three (3) highest years of Annual Bonus Compensation Executive has received at any time, and any reimbursable expenses which have been incurred but are unpaid as of the end of the Employment Period (all of which shall be paid within thirty (30) days of termination) (ii) any rights under equity awards or plan benefits which by their terms extend beyond termination of Executive’s employment (but only to the extent provided in any equity award theretofore granted to Executive or any other benefit plan in which Executive has participated as an employee of the Company), (iii) any benefits to which Executive is entitled under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), (iv) any accumulations and benefits to which employee is entitled under the Nonqualified Supplemental Retirement Benefit Plan and the Nonqualified Deferred Compensation Plan (amounts due or benefits available under Sections 5(a)(i) – (iv) are referred to collectively as the “Accrued Benefits”), and (v) any other amount(s) payable pursuant to the succeeding provisions of this Section 5.
(b)Termination of Employment Due to Death, Disability or Retirement. If the Employment Period ends pursuant to Section 4 hereof on account of Executive’s death, Termination for Disability or Retirement, the Executive or, in the event of death, his beneficiary (as identified to the Company in writing) shall be entitled to receive the following, in addition to the Accrued Benefits described above, subject to the existence of an Effective Release of Claims: (i) except in the case of the Executive’s death, a lump sum payment of three (3) times the amount of the highest rate of Base Salary paid to Executive at any time, to be paid within sixty (60) days of the effective date of the termination of Executive’s employment, except as provided below, (ii) except in the case of the Executive’s death, a lump sum payment equal to three (3) times the average of the three (3) highest years of Annual Bonus Compensation Executive has received at any time, to be paid within sixty (60) days of the effective date of the termination of Executive’s employment, except as provided below, (iii) continued participation by Executive and his spouse in the Company’s medical, dental and vision health plan, at the Company’s expense, until Executive dies or, if later, until his surviving spouse dies, to be effective immediately upon the effective date of the termination of Executive’s employment, and subject to any elections necessary by the Executive or Executive’s spouse to effect such continuation, (iv) any accumulations and benefits to which Executive is entitled under the Nonqualified Supplemental Retirement Benefit Plan and the Nonqualified Deferred Compensation Plan, to be paid in accordance with the terms of such plans, and (v) immediate vesting of Executive’s existing unvested equity awards as of the effective date of the termination of Executive’s employment. For purposes of the payments due Executive under Sections 5(b) (i) and (ii), if the sixty (60) day period following the effective date of the termination of Executive’s employment begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year. If the Company’s obligations under Section 5(b)(iii) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform Section 5(b)(iii) in a manner as is necessary to comply with the ACA.
(c)Termination of Employment for Cause. If the Employment Period ends pursuant to Section 4 hereof on account of Termination for Cause, the Company shall pay Executive, in addition to the Accrued Benefits described above: (i) an amount equal to that amount Executive would have received as Base Salary (based on Executive’s Base Salary then in effect) had the Employment Period remained in effect until the later of the effective date of the Company’s termination of Executive’s employment or the date thirty (30) days after the Company’s notice to Executive of such termination, to be paid within thirty (30) days of the effective date of the termination of Executive’s employment, and (ii) any accumulations and benefits to which Executive is entitled under the Nonqualified Supplemental Retirement Benefit Plan and the Nonqualified Deferred Compensation Plan, to be paid in accordance with the terms of such plans. The Company shall make no further payments to Executive, except as provided in Section 5(a) hereof.
(d)Termination of Employment Without Cause or for Good Reason. If the Employment Period ends pursuant to Section 4 hereof on account of a Termination without Cause or a Termination by Executive for Good Reason, the Executive shall be entitled to receive the following, in addition to the Accrued Benefits described above, subject to the existence of an Effective Release of Claims: (i) a lump sum payment equal to five times the amount of the highest rate of Base Salary paid to Executive at any time, to be paid within sixty (60) days of the effective date of the termination of Executive’s employment, except as provided below, (ii) a lump sum payment equal to five times the average of the three (3) highest years of Annual Bonus Compensation Executive has received at any time, to be paid within sixty (60) days of the effective date of the termination of Executive’s employment, except as provided below, (iii) any accumulations and benefits to which Executive is entitled under the Nonqualified Supplemental Retirement Benefit Plan and the Nonqualified Deferred Compensation Plan, to be paid in accordance with the terms of such plans, (iv) continued participation by Executive and his spouse in the Company’s medical, dental and vision health plan, at the Company’s expense, until Executive dies or, if later, until his surviving spouse dies, to be effective immediately upon the effective date of the termination of Executive’s employment, and subject to any elections necessary by the Executive or Executive’s spouse to effect such continuation, and (v) immediate vesting of Executive’s existing unvested equity awards as of the effective date of the termination of Executive’s employment. For purposes of the payments due Executive under Section 5(d) (i) and (ii), if the sixty (60) day period following the effective date of the termination of Executive’s employment begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year. If the Company's obligations under Section 5(d) (iv) would violate the nondiscrimination rules applicable to non-grandfathered plans under the ACA, or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform Section 5(d) (iv) in a manner as is necessary to comply with the ACA. Notwithstanding any other provision of this Section 5(d), if Executive’s employment terminates due to a Termination by the Company without Cause or a Termination by Executive for Good Reason upon or within six (6) months following a Change in Control, then the amount due Executive under Sections 5(d)(i) and (ii) above shall be reduced by the amount of the CIC Bonus actually paid to Executive under Section 3(b) of this Agreement.
(e)Termination Because of a Change in Control. If the Executive exercises his right to terminate employment under Section 4(b)(vii), the Executive shall be entitled to receive the following, in addition to the Accrued Benefits described above, subject to the existence of an Effective Release of Claims: (i) continued participation by Executive and his spouse in the Company’s medical, dental and vision health plan, at the Company’s expense, until Executive dies or, if later, until his surviving spouse dies, to be effective immediately upon the effective date of the termination of Executive’s employment, and subject to any elections necessary by the Executive or Executive’s spouse to effect such continuation, (ii) immediate vesting of Executive’s existing unvested equity awards as of the effective date of the termination of Executive’s employment, and (iii) any accumulations and benefits to which Executive is entitled under the Nonqualified Supplemental Retirement Benefit Plan and the Nonqualified Deferred Compensation Plan, to be paid in accordance with the terms of such plans. If the Company's obligations under Section 5(e) (i) would violate the nondiscrimination rules applicable to non-grandfathered plans under the ACA, or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform Section 5(e) (i) in a manner as is necessary to comply with the ACA.
(f)No Mitigation Required. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise.

(g)Effective Release of Claims. The Company shall not be obligated to pay to the Executive or his beneficiaries any of the pay or benefits described in Sections 5(b), 5(d) or 5(e), as applicable, unless and until Executive, or his beneficiary, has, within the time period allowed (either 21 or 45 days), executed, returned and does not revoke, a full release of claims in favor of the Company, and its executives, employees, directors, affiliates and successors, in a form that is acceptable to Company (as executed by the Executive, or his beneficiary, and after all applicable revocation periods have expired, referred to as the “Effective Release of Claims”). The form release of claims must be provided by the Company to the Executive within fifteen (15) days following separation from service. If Executive, or Executive’s beneficiary, fails or refuses to return such release of claims within the time allowed, or revokes such release of claims, then neither Executive, nor his beneficiaries or dependents, shall be entitled to any of the benefits described in Sections 5(b), 5(d) or 5(e), as applicable.
(h)Resignation of All Other Positions. On termination of the Executive's employment hereunder for any reason, the Executive shall agree to resign from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates, unless the Company and Executive agree otherwise.
6.Confidential Information. Executive acknowledges that: (i) the Company and/or its Affiliates has disclosed and will continue to disclose to Executive certain Confidential Information; (ii) Confidential Information is the sole and exclusive property of the Company and/or its Affiliates (or a third party providing such information to the Company and/or its Affiliates) and the Company and/or its Affiliates or such third party owns all worldwide rights therein under patent, copyright, trademarks, trade secret, confidential information or other property right; and (iii) the disclosure of Confidential Information to Executive does not confer upon Executive any license, interest or rights of any kind in or to the Confidential Information. Accordingly, Executive acknowledges and agrees that the Executive may use Confidential Information only while Executive is employed or otherwise retained by the Company and only then in accordance with applicable Company policies and procedures and solely for the Company’s benefit. Except as authorized in the performance of services for the Company, Executive will hold in confidence and will not, either directly or indirectly, in any form, by any means, or for any purpose, disclose, reproduce, distribute, transmit, reverse engineer, decompile, disassemble, or transfer Confidential Information or any portion thereof. Upon the Company’s request, and upon termination of Executive’s employment, Executive shall return Confidential Information and all related materials. Executive’s obligations with regard to Confidential Information shall remain in effect while Executive is employed or otherwise retained by the Company and/or its Affiliates and for fifteen (15) years thereafter.
(a)Definition of Confidential Information. As used in this Agreement, “Confidential Information” means all non-public confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, “Confidential Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques; (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) non-public information regarding the skills and compensation of other employees of the Company.
(b)Disclosure Pursuant to Court Order, Subpoena or Other Process. If Executive is required to disclose Confidential Information pursuant to a court order, subpoena or other government process or such disclosure is necessary to comply with applicable law or defend against claims, Executive shall: (i) notify the Company promptly before any such disclosure is made; (ii) at the Company’s request and expense take all reasonably necessary steps to defend against such disclosure, including defending against the enforcement of the court order, other government process or claims; and (iii) permit the Company to participate with counsel of its choice in any proceeding relating to any such court order, subpoena, other government process or claims.
(c)Permitted Communications. Nothing herein prohibits or restricts the Executive (or the Executive's attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization, or any other federal or state regulatory authority.

(d)Defend Trade Secrets Act. Notwithstanding the foregoing or any other provision in this Agreement, pursuant to the Defend Trade Secrets Act of 2016, if Executive files a lawsuit for retaliation by the Company for the reporting of a suspected violation of law, Executive may disclose any trade secret to Executive’s attorney and use the trade secret information in that court proceeding, if Executive: (i) files any document containing such trade secret under seal and (ii) does not disclose any such trade secret, except pursuant to court order. The Company also hereby notifies Executive that Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence, directly or indirectly, to a federal, state, or local government official, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal
7.Competitive Business Activities. Executive acknowledges that by virtue of Executive’s employment in senior leadership of the Company, Executive will have access to Confidential Information of the Company and its Affiliates, including valuable information about their strategic business operations and plans, and entities with whom they do business, and has developed or will develop relationships with their customers and vendors and others with whom they do business in various locations; and (iii) the Competitive Business Activities provisions set forth in this Agreement are reasonably necessary to protect the Company’s and its Affiliates’ legitimate business interests, are reasonable as to the time and scope of activities which are restricted, do not interfere with public policy or public interest and are described with sufficient accuracy and definiteness to enable Executive to understand the scope of the restrictions imposed on Executive.
(a)Noncompetition and Nonsolicitation Covenants. During Executive’s employment and during the for two (2) year period following the termination of Executive’s employment (regardless of the reasons for the termination) (the “Restricted Period”), and as a condition to the receipt of payments as provided under Section 5, Executive will not engage in the following within the Geographic Territory:
(i)on Executive’s own or another's behalf, whether as an officer, director, stockholder, partner, associate, owner, employee, consultant, advisor or otherwise:
(A)perform or provide services, or assist others to perform or provide services, for any business unit of a Competing Business that competes with the Company’s Business;
(B)engage in the Company Business in competition with the Company or any Restricted Affiliate;
(C)engage in the Company’s Business in any role that is the same as or materially similar to the role that Executive performed for the Company, in competition with the Company or any Restricted Affiliate;
(D)engage in the Company’s Business in competition with the Company or any Restricted Affiliate, in any role the performance of which would be reasonably presumed to require or involve the use or disclosure of Confidential Information;
(E)solicit or do business which is the same as, similar to or otherwise in competition with the Company’s Business from or with persons or entities: (a) who are customers of the Company or a Restricted Affiliate; (b) who Executive, or someone for whom Executive has or had management responsibility or supervision, solicited, negotiated, contracted, serviced or had contact with on the Company's or a Restricted Affiliate’s behalf; (c) who are or were customers of the Company or a Restricted Affiliate during the last year of Executive’s employment with the Company; or (d) to whom the Company had made proposals to do business at any time during Executive’s employment with the Company;
(F)offer employment to or otherwise solicit for employment or engagement (as a consultant, advisor, independent contractor or otherwise) any employee or other person who is or had been employed or engaged by the Company or an Affiliate during the last year of my employment with the Company;

(G)provide services to or become employed by any customer of the Company, or a Restricted Affiliate, with whom Executive had contact, or any individual whom Executive supervised had such contact, or for whom Executive had responsibility, or for whom any individual whom Executive supervised had responsibility, in a business that relates to the services the Company has provided to such customer; or
(ii)take any action which is materially detrimental or otherwise intended to be adverse to the Company's or its Affiliates’ goodwill, name, business relations, prospects and operations.
(b)Definitions:
(i)“Affiliates” shall mean: (i) any Company’s parent, subsidiary or related entity; and/or (ii) any entity directly or indirectly controlled or beneficially owned in whole or part by the Company or Company’s parent, subsidiary or related entity.
(ii)“Company Business” shall mean the business engaged in by the Company during Executive’s employment and shall include, without limitation, the business of providing residential and commercial title insurance, and related services, including the coordination, underwriting, and management of complex commercial transactions, throughout the United States.
(iii)“Restrictive Affiliate” shall mean any Affiliate of the Company engaged in the Company Business with which Executive worked, over which Executive had responsibility or supervisory authority, or which uses Confidential Information of the Company.
(c)“Geographic Territory.” Executive acknowledges that the nature of the business engaged in by the Company and its Affiliates and their broad reach into markets are such that specific geographic limitations are not meaningful, and that the activities prohibited by Section 7 are appropriately prohibited on a nation-wide basis. Accordingly, Executive agrees that the restrictions set forth in Section 7 will apply to the broadest geographic territory possible, including the following geographical regions: (a) the United States; (b) any state in which Executive worked, had responsibility or provided services on behalf of the Company or a Restricted Affiliate; (c) any state in which any employee of the Company or any Restricted Affiliate who was supervised by Executive, either directly or through other supervisors, had responsibility, provided services or worked; (d) any city or any county in which Executive had responsibility, worked or provided services on behalf of the Company or any Restricted Affiliate; (e) any city or any county in which any employee of the Company or any Restricted Affiliate who was supervised by Executive had responsibility, worked or provided services on behalf of the Company or any Restricted Affiliate; and (f) any State, city, metropolitan area or county in which the Company or any Restricted Affiliate is located or does business.
(d)Tolling. In the event that Executive breaches any of the provisions of this Section 7, then the Restricted Period shall be extended for a period of time equal to the period of time during which such breach occurs, and, in the event that the Company is required to seek relief from such breach in any court, board of arbitration or other tribunal, then the Restricted Period shall be extended for the period of time required for the pendency of such proceedings, including all appeals.
(e)Exceptions. Nothing in this Section 7 shall prohibit Executive from being: (1) a shareholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than 5% of the outstanding equity securities of any class of a corporation or other entity which is publicly traded, so long as Executive has no active participation in the business of such corporation or other entity.

8.Intellectual Property Ownership.
(a)All Work Products shall be considered work made for hire by Executive and owned by the Company. If any of the Work Product may not, by operation of law, be considered work made for hire by Executive for the Company, or if ownership of all rights, title, and interest of the intellectual property rights therein shall not otherwise vest exclusively in the Company, Executive hereby assigns to the Company, and upon the future creation thereof automatically assigns to the Company, without further consideration, the ownership of all Work Product. The Company shall have the right to obtain and hold in its own name copyrights, registrations and any other protection available in the Work Product. Executive agrees to perform, during or after Executive’s employment, such further acts which the Company requests as may be necessary or desirable to transfer, perfect and defend its ownership of the Work Product. As used in this Agreement, “Work Product” shall mean the data, materials, documentation, computer programs, inventions (whether or not patentable), improvements, modifications, discoveries, methods, developments, picture, audio, video, artistic works and all works of authorship, including all worldwide rights therein under patent, copyright, trademark, trade secret, confidential information or other property right, created or developed in whole or in part by Executive, while employed by the Company (whether developed during work hours or not), whether prior or subsequent to the date of this Agreement.
(b)Notwithstanding the foregoing, this Agreement shall not require assignment of any invention that: (i) Executive developed entirely on Executive’s own time without using the Company’s equipment, supplies, facilities, or Confidential Information; and (ii) does not relate to the Company’s business or actual or anticipated research or development or result from any work performed by Executive for the Company.
(c)License. To the extent that any preexisting materials are contained in Work Product which Executive delivers to the Company or its customers, Executive grants to the Company an irrevocable, nonexclusive, worldwide, royalty-free license to: (i) use and distribute (internally or externally) copies of, and prepare derivative works based upon, such preexisting materials and derivative works thereof; and (ii) authorize others to do any of the foregoing.
9.Enforcement. Executive acknowledges that the restrictions contained in Section 6 (Confidential Information), Section 7 (Competitive Business Activities) or Section 8 (Intellectual Property Ownership) are reasonable and necessary to protect the legitimate interests of the Company and that the Company would not agree to the terms of this Agreement without such protections. Executive acknowledges that any breach by Executive of the provisions in Section 6 (Confidential Information), Section 7 (Competitive Business Activities) or Section 8 (Intellectual Property Ownership) of this Agreement will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy. Executive shall, in any action or proceeding to enforce Section 6 (Confidential Information), Section 7 (Competitive Business Activities) or Section 8 (Intellectual Property Ownership) of this Agreement, assert the claim or defense that an adequate remedy at law exists. In the event of such breach by Executive, the Company shall have the right to enforce Section 6 (Confidential Information), Section 7 (Competitive Business Activities) or Section 8 (Intellectual Property Ownership) of this Agreement by seeking injunctive or other relief in any court, without a requirement that a bond be posted, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company. If any provision of Section 6 (Confidential Information), Section 7 (Competitive Business Activities) or Section 8 (Intellectual Property Ownership) of this Agreement is held to be in any respect an unreasonable restriction upon the Company, then such provision shall be deemed to extend only over the maximum period of time, geographic area, or range of activities as to which it may be enforceable or shall be “blue penciled” to be enforceable.
10.Consulting and Advice. During the time period that the Executive receives post-employment payments under Section 5, other than by reason of death or Disability, the Executive agrees that when and as requested, he will consult with the Company concerning policies, procedures and operations; provided, however, that such services shall not exceed 20% of Executive’s average amount of weekly work time during the thirty six (36) month period prior to the effective date of Executive’s termination from employment, in order to ensure that Executive’s separation from employment with the Company is considered a “Separation from Service” within the meaning of Section 409A of the Internal Revenue Code. Executive shall make himself available at reasonable times, with appropriate notice, not more frequent than three (3) times a month, and may, at the Executive’s election, be through telephone communication.

11.Company Property. Upon termination of Executive’s employment, Executive shall: (i) deliver to the Company all records, memoranda, data, documents and other property of any description which refer or relate in any way to Confidential Information, including all copies thereof, which are in Executive’s possession, custody or control; (ii) deliver to the Company all Company and/or Affiliates property (including, but not limited to, keys, credit cards, client files, contracts, proposals, work in process, manuals, forms, computer stored work in process and other computer data, research materials, other items of business information concerning any Company and/or Affiliates client, or Company and/or Affiliates business or business methods, including all copies thereof) which is in Executive’s possession, custody or control; (iii) bring all such records, files and other materials up to date before returning them; and (iv) fully cooperate with the Company in winding up Executive’s work and transferring that work to other individuals designated by the Company.
12.Publicity. Executive acknowledges that: (i) as a part of Executive’s services, Executive may provide Executive’s image, likeness, voice or other characteristics; and (ii) the Company may use Executive’s image, likeness, voice or other characteristics and expressly releases the Company, its Affiliates and its and/or their agents, employees, licensees and assigns from and against any and all claims which Executive has or may have for invasion of privacy, right of privacy, defamation, copyright infringement or any other causes of action arising out of the use, adaptation, reproduction, distribution, broadcast or exhibition of such characteristics.
13.Survival. Subject to any limits on applicability contained therein, Sections 5, 6, 7, 8, 9, 10 and 11, along with any other term affecting the respective rights and obligations of the parties hereto, shall survive such expiration or other termination of this Agreement or of the employment relationship to the extent necessary to carry out the intentions of the parties under this Agreement.
14.Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested. Any notice to Executive will be delivered to the last home address on file with the Company and any notice to the Company should be delivered to:
Investors Title Insurance Company
Attention: Secretary
P. O. Drawer 2687
Chapel Hill, NC 27515-2687
or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.
15.Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
16.Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way, including but not limited to the Existing Employment Agreement.
17.Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.
18.Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Executive hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided such transferee or successor assumes the liabilities of the Company hereunder.

19.Choice of Law. This Agreement shall be construed, interpreted, and governed in accordance with and by North Carolina law and the applicable provisions of federal law (“Applicable Federal Law”). Any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the laws of the state of North Carolina, including its statutes of limitations, except for Applicable Federal Law, without giving effect to any North Carolina conflict-of-laws rule that would result in the application of the laws of a different jurisdiction. Subject to Section 22, both Executive and the Company acknowledge and agree that the state or federal courts located in North Carolina have personal jurisdiction over them and over any dispute arising under this Agreement, and both Executive and the Company irrevocably consent to the jurisdiction of such courts.
20.Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.
21.Mediation. If a dispute arises out of or relates to this Agreement, or the breach thereof, and if the dispute cannot be settled through negotiation, the parties agree to submit such controversy to mediation for resolution. The parties may use the procedures based on the North Carolina General Statutes’ Rules Implementing Court Ordered Mediated Settlement Conferences; provided, however, that any disputes or enforcement proceedings arising out of Sections 6, 7 or 8 of this Agreement are not subject to mediation, unless both parties agree to such process. If any controversy between the parties is not resolved by mediation within sixty (60) days after the date the controversy has arisen (hereinafter “controversy date”), the dispute shall be resolved under Section 22, as applicable.
22.Dispute Resolution/Binding Arbitration.
(a)Generally. The Executive and the Company hereby agree that any dispute, controversy, or claim arising out of or related to this Agreement or any breach of this Agreement or the Executive's employment, whether the claim arises in contract, tort, or statute, shall be submitted to and decided by binding arbitration; provided, however, that any disputes or enforcement proceedings arising out of Sections 6, 7 or 8 of this Agreement are not subject to arbitration. Arbitration shall be administered exclusively by the American Arbitration Association, before a single arbitrator appointed in accordance with the applicable rules of the American Arbitration Association, as such procedures and rules may be amended from time to time and modified only as herein expressly provided, and shall be conducted within the State of North Carolina. Any arbitral award determination shall be final and binding upon the parties. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings.
(b)Fees and Expenses. Except as otherwise provided in this Agreement or by law, the arbitrator will be authorized to apportion its fees and expenses and the reasonable attorneys’ fees and expenses of either party as the arbitrator deems appropriate. In the absence of any such apportionment, the fees and expenses of the arbitrator will be borne equally by each party, and each party will bear the fees and expenses of its own attorney.
(c)Confidentiality. The parties will keep confidential, and will not disclose to any person or entity, except their respective attorneys or as may be required by law, the existence of any controversy under this Section 22, the referral of any such controversy to arbitration or the status or resolution thereof.
23.Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

24.Section 280G of the Internal Revenue Code.
(a)If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or the Executive's termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute "parachute payments" within the meaning of Section 280G of the Code and would, but for this Section 24, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then prior to making the 280G Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the 280G Payments net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction made pursuant to this Section 24(a) shall be made in a manner determined by the Company that is consistent with the requirements of Section 409A.
(b)All calculations and determinations under Section 24(a) shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 24, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 24. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.
25.Section 409A of the Internal Revenue Code.
(a)General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. If any payment or benefit provided to the Executive in connection with the Executive's termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A, and such term may be ambiguous or may be deemed to fail to comply with Section 409A, then the Parties agree to work together in good faith to amend this Agreement, as appropriate, while preserving the economic benefits as much as reasonably possible. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.
(b)Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with the Executive's termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date following the six-month anniversary of the Termination Date or, if earlier, on the Executive's death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.
(c)Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:
(i)the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(ii)any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and
(iii)any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.
(Signatures on the following page)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date written below.

INVESTORS TITLE INSURANCE COMPANY

By:	/s/ James A. Fine, Jr.

Its:	Executive Vice President

Date:	5/4/2022

J. ALLEN FINE
/s/ J. Allen Fine

Date:	5/4/2022

(Signature page for Second Amended and Restated Employment Agreement)